Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), dated as of August 23, 2023, is by and among Yancey Spruill (the “Executive”), DigitalOcean Holdings, Inc. (“Holdings”), a corporation incorporated under the laws of Delaware, and DigitalOcean, LLC, a Delaware limited liability company (“Digital LLC”, together with Holdings, collectively the “Company”). The Company and the Executive are sometimes referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not defined herein shall have the meaning set forth in that certain Employment Agreement by and between the Executive and the Company, dated as of March 8, 2021 (the “Employment Agreement”).

WHEREAS, the Executive is currently employed as the Chief Executive Officer (the “CEO”) of the Company and serves as a member of the Board of Directors of the Company (the “Board”) pursuant to the terms the Employment Agreement; and

WHEREAS, the Board intends to conduct a search for a new CEO for the Company and the terms and conditions of this Agreement reflect the Parties’ agreement regarding the Executive’s continued employment with the Company during the period described herein.

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:

1.    Separation. The Executive shall continue to be employed as the CEO of the Company from the date of this Agreement through the earlier of (i) the date on which a new CEO has commenced employment with the Company, (ii) the date that is thirty (30) days following the Executive’s written notice to the Executive Chairman of his resignation on or following (but in no event earlier than) the four (4)-month anniversary of the date of this Agreement to the extent that a new CEO has not commenced employment with the Company (a “Permitted Resignation”), and (iii) such other date that is determined by the Board, unless in either case (x) the Executive is terminated earlier by the Company for Cause, or (y) the Executive’s termination occurs earlier as a result of the Executive’s death (the Executive’s applicable termination date, the “Separation Date”). Effective as of the date of this Agreement, the Executive shall continue to serve as a member of the Board until the Separation Date. From the date of this Agreement through the Separation Date (the “Transition Period”), provided that the Executive does not resign prior to the Separation Date (other than due to a Permitted Resignation when grounds for a termination for Cause does not exist), the Executive shall continue to receive the same compensation and benefits provided under, and in accordance with the terms of, Sections 2.1, 3 and 4 of the Employment Agreement, which are incorporated herein by reference. During the Transition Period, the Executive shall (i) transition any and all of the Executive’s duties and support the Company’s Executive Chairman (the “Executive Chairman”) throughout the transition process as and to the extent requested by the Board and the Executive Chairman from time to time, (ii) be in conformance and comply with the Employment Agreement and all Company written or established policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended. Further, the Company, in its sole discretion, may re-assign the Executive’s duties and responsibilities during the Transition Period. The Executive further agrees that, during the

Transition Period, the Executive will not have any material decision making authority, will not be permitted to make any executive compensation-related decisions, will not be permitted to make any capital expenditures (unless approved in advance in writing by the Executive Chairman), and will not initiate or otherwise engage in any discussions regarding a potential merger, consolidation or similar transaction regarding the Company or any of its subsidiaries, and the Executive acknowledges that such discussions will be the exclusive responsibility of the Executive Chairman and the Board following the execution of this Agreement, and the Executive will not take any other actions unless as directed by the Executive Chairman or the Board. Effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position as the CEO and as a member of the Board, and from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). The Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing resignations. For the avoidance of doubt, notwithstanding the terms of the Employment Agreement, the Executive acknowledges and agrees that, in exchange for the consideration provided in this Agreement and for other good and valuable consideration, the Executive shall not be permitted to claim “Good Reason” under the Employment Agreement, the Equity Documents (as defined in Section 2(b) below) or any other agreement, plan, policy or arrangement by and between the Executive and the Company or any of its affiliates for any of the changes contemplated by the terms of this Agreement.

2.    Severance Benefits; Treatment of Equity Awards.

(a)    Severance Benefits. Provided that (i) the Executive is not terminated by the Company for Cause and does not resign for any reason prior to the Separation Date (other than due to a Permitted Resignation when grounds for a termination for Cause do not exist), (ii) the Effective Date and Second Release Effective Date (each as defined in Sections 4 and 14 below, respectively) occur and (iii) the Executive complies with the terms of this Agreement and the Continuing Obligations (each of (i), (ii) and (iii), collectively, the “Severance Conditions”), following the Separation Date, the Executive (or the Executive’s estate, if applicable) will receive the severance payments and benefits provided under the terms of Section 5.2(ii) of the Employment Agreement (the “Severance Benefits”), payable in accordance with the terms and conditions set forth in the Employment Agreement, which are incorporated herein by reference and include the following for the Parties reference: (i) twelve (12) months of the Executive’s Base Salary, subject to standard payroll deductions and withholdings and payable in accordance with the terms therein; (ii) one hundred percent (100%) of the Executive’s Annual Bonus in effect for the fiscal year of termination, payable in accordance with the terms therein; (iii) payment of the COBRA Premiums through the COBRA Premium Period in accordance with the terms of Section 5.2(ii)(b) of the Employment Agreement; and (iv) the ability to exercise his vested Options (as defined below) for a period not to exceed the twelve (12)-month anniversary of the Separation Date, subject to earlier termination in accordance with the Equity Documents (and in on event beyond the original ten (10)-year expiration date of such Options).

(b)    Treatment of Equity Awards. The Executive currently holds outstanding stock options (“Options”), restricted stock units (“RSUs”) and market-based restricted stock units (“MRSUs”, and with the Options and RSUs, collectively, the “Equity Awards”) that were previously granted pursuant to Holdings’ 2013 Stock Plan, Holdings’ 2021 Equity

Incentive Plan (as may be amended from time to time) and the applicable award agreements in respect of the Equity Awards issued thereunder (collectively, the “Equity Documents”). For the avoidance of doubt, the outstanding Equity Awards will remain eligible to continue to vest in accordance with their terms through the Separation Date. Upon the Separation Date, provided that the Executive satisfies all of the Severance Conditions, the outstanding Equity Awards will receive the termination without cause treatment, in each case, in accordance with the terms of the applicable Equity Documents and settled in accordance with the terms thereunder, including, as noted above, the Executive’s ability to exercise his vested Options for a period not to exceed the twelve (12)-month anniversary of the Separation Date, subject to earlier termination in accordance with the Equity Documents (and in on event beyond the original ten (10)-year expiration date of such Options). The Parties hereby agree that Exhibit A attached hereto sets forth the total number of Equity Awards that the Executive holds and are outstanding as of the date hereof and an illustrative model of the total number of Equity Awards that would be vested upon the Separation Date and unvested and forfeited for no consideration upon the Separation Date, subject to the assumptions described in Exhibit A.

(c)    No Other Compensation. The Executive acknowledges and agrees that the consideration provided in this Section 2 is in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to the Executive’s employment or service, compensation, bonus (including the Annual Bonus), equity or equity-based compensation, employee benefits, payment for any accrued vacation, severance payments or other payments or benefits of any kind, or otherwise, including, without limitation, any and all obligations arising under the Employment Agreement and the Equity Documents, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company or any of its affiliates. For the avoidance of doubt, the Executive will not be eligible to receive any Annual Bonus for the 2023 calendar year or otherwise except as expressly set forth in Section 2(a) above, and will only be eligible to receive the Severance Benefits in accordance with the terms herein. By executing this Agreement, the Executive hereby waives the Executive’s right to receive (x) any Change in Control-related severance benefits and equity award acceleration rights under Section 5.2(iii) of the Employment Agreement in the event that a Change in Control occurs during the Transition Period or within three (3) months following the Separation Date and (y) any other equity award acceleration rights in connection with a Change in Control or Corporation Transaction under the Equity Documents (as each such term is defined therein) to the extent that either event occurs during the Transition Period or following the Separation Date.

3.    Release. In exchange for the consideration provided to the Executive pursuant to this Agreement and for other good and valuable consideration, the Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, shareholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Executive or the Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Effective Date and the Release Effective Date, as applicable (collectively, the “Claims”), including those (i) relating in any way to the Executive’s employment relationship with the Company or any of the Releasees, or the termination of the Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement or the Equity Documents; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and the Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Section 3 shall in any way diminish or impair: (a) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or article or pursuant to that certain Indemnification Agreement by and between the Executive and Holdings, dated March 23, 2021 (the “Indemnification Agreement”); (b) any rights the Executive may have to vested benefits under employee benefit plans of the Company; or (c) any rights or claims the Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Upon re-execution of this Agreement, the Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to the Executive arising out of the Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. The Executive understands and agrees that, except for the Excluded Claims, the Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Nothing in this Agreement is intended to prohibit or restrict the Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission (“EEOC”) or other similar governmental agency or cooperating with any such agency; provided, however, that, to the extent permitted by applicable law, the Executive hereby waives the right to recover any monetary damages or other relief against any Releasees as a result of such EEOC or other governmental agency proceeding or subsequent legal actions excepting any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.    No Further Claims; Acknowledgement. The Executive hereby agrees not to bring or cause to be brought any Claims and the Executive represents and agrees that the Executive has not, directly or indirectly, instituted, prosecuted, filed or processed any litigation, Claims or proceedings against the Company or any of the Releasees, nor has the Executive encouraged or assisted anyone to institute, prosecute, file or process any litigation, Claims or proceedings against the Company or any of the Releasees. The Executive represents that the Executive has not made assignment or transfer of any right or Claim covered by this Agreement and is not aware of any such right or Claim. The Executive understands that the Executive may later discover claims or facts that may be different than, or in addition to, those which the Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or the Executive’s decision to enter into it. The Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

5.    Continuing Obligations. The Executive hereby (a) reaffirms Executive’s obligations under (and acknowledges that the Executive will continue to be bound by the terms of) the Employment Agreement and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that Executive entered into with the Company, dated on or around July 3, 2019 (the “Confidentiality Agreement”), the written policies and code of conduct of the Company and its affiliates as may be in effect from time to time, and any other restrictive covenant (including, without limitation, any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement) that the Executive is subject to with the Company or any of its subsidiaries or affiliates, including those set forth in the Equity Documents (collectively, the “Continuing Obligations”), the terms of each of which are fully incorporated herein by reference, and (b) understands, acknowledges and agrees that such Continuing Obligations shall survive the Separation Date and remain in full force and effect in accordance with all of the terms and conditions thereof. In the event of a breach of the Continuing Obligations, any rights to future payments and the extended Option exercise period pursuant to Section 2(a) above will terminate, and the Company shall have such other rights under applicable law and the applicable terms in respect of the Continuing Obligations.

6.    Non-Disparagement. Subject to Section 8 below, the Executive agrees not to make written or oral statements about the Company, any of its subsidiaries or affiliates, or their respective employees, directors, or executive officers that are negative of disparaging. Notwithstanding the foregoing, nothing contained in this Section 6 shall preclude the Executive from making truthful statements that are required by applicable law, regulation or governmental investigation or are pursuant to legal process.

7.    Cooperation; Return of Company Property. The Executive agrees that, during employment and following the Separation Date, upon the Company’s request, the Executive will assist and cooperate with the Company and any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of the Releasees arising out of events occurring during the Executive’s employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of the Releasees, including any proceeding before any arbitral, administrative, regulatory, self- regulatory, judicial, legislative or other body or agency. Such cooperation will take place at mutually convenient times and locations. Upon Executive’s re-execution of this Agreement pursuant to Section 14 below, the Executive acknowledges that he has returned all Company property (including, but not limited to, phones, computers, keys, electronic devices, office equipment, records, identification cards, files, reports, computer disks, rolodexes, electronic passwords and documents containing Company’s confidential or business information, whether in hard copy or electronic format) to the Company.

8.    Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by applicable law or legal process, including with respect to possible violations of applicable law, (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the United States Congress and any agency Inspector General, (c) accepting any SEC awards, or (d) making other disclosures under the whistleblower provisions of applicable federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of applicable law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive will not be required to notify the Company that such reports or disclosures have been made.

9.    Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of applicable law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

10.    Publicity. The Executive shall not issue, without prior written consent of the Company, any press release or make any public announcement or statement with respect to the terms of this Agreement.

11.    Miscellaneous. Section 7 (Section 409A); Section 10 (Outside Activities During Employment); Section 11 (Dispute Resolution); Section 12 (280G Matters); Section 13.1 (Notices); Section 13.2 (Severability); Section 13.3 (Waiver); Section 13.6 (Headings); Section 13.7 (Successors and Assigns); Section 13.8 (Tax Withholding and Indemnification); and Section 13.9 (Choice of Law) of the Employment Agreement are fully incorporated herein by reference.

12.    Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement; (d) has been advised to consult with an attorney before executing or re-executing, as applicable, this Agreement and the Executive has done so or, after careful reading and consideration, has chosen not to do so of the Executive’s own volition; and (e) is executing or re-executing, as applicable, this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement.

13.    Initial Consideration and Revocation Period; Effective Date. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, and agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Company’s General Counsel, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”). In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void in its entirety and the Executive shall not be entitled to receive any of the Severance Benefits.

14.    Re-Execution of this Agreement; Second Release Effective Date. The Company’s obligations under Section 2 of this Agreement are strictly contingent upon the Executive’s re- execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re- Execution Date the Executive’s general waiver and release of all Claims against the Releasees and the other covenants set forth in this Agreement (including in Section 2(c), Sections 4 through 7, Section 10 and Section 12). The Executive shall have seven (7) calendar days from the Re- Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive, the date of the releases (including in Section 3) and covenants set forth in set forth in this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive, the date of the releases and covenants set forth in this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Section 2 of this Agreement. To the extent the Executive’s termination occurs due to the Executive’s death, the Executive’s estate will be required to comply with the terms of this Section 14 in order for the estate to remain eligible to receive the consideration in Section 2 of this Agreement.

15.    Entire Agreement; No Admission of Liability. The Executive understands that this Agreement (including Exhibit A attached hereto), the Confidentiality Agreement, the Indemnification Agreement and the Equity Documents constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the

Executive and any of the Releasees (including the Employment Agreement, other than in respect of the provisions from the Employment Agreement incorporated herein); provided, however, that the restrictive covenant obligations set forth in this Agreement are in addition to and complement, and are not in substitution of and do not replace or supersede, any confidentiality, non- disparagement restrictions or any other similar restrictions by which the Executive is currently bound in respect of the Company or any of its subsidiaries or affiliates. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive. This Agreement is not intended, and shall not be construed, as an admission of liability whatsoever on the part of the Company or any of the Releasees or that the Company any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

16.    D&O Coverage; Interpretation; No Oral Modifications. For the avoidance of doubt, the Parties acknowledge that the Executive will remain eligible for any director and officer coverage that the Executive may be entitled in connection the Executive’s employment with the Company prior to the Separation Date. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement may not be modified, amended or waived, unless mutually agreed to in writing by the Executive and a duly authorized representative of the Company.

17.    Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof.

18.    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth below.

DIGITALOCEAN HOLDINGS, INC.

By: /s/ Alan Shapiro
Name: Alan Shapiro
Title: General Counsel
Dated: 8/23/2023

DIGITALOCEAN, LLC

By: /s/ Alan Shapiro
Name: Alan Shapiro
Title: General Counsel
Dated: 8/23/2023

EXECUTIVE

/s/ Yancey Spruill
Dated: 8/24/2023

RE-EXECUTED

NOT TO BE SIGNED
PRIOR TO THE SEPARATION DATE

___________________________

Dated:

EXHIBIT A

As noted in the Agreement, the Parties hereby agree that the amounts and assumed treatment reflected in this Exhibit A sets forth the total number of Equity Awards that would be vested upon the Separation Date and forfeited for no consideration upon the Separation Date, in each case, assuming, for illustrative purposes only, a Separation Date of August 23, 2023 and that the Executive satisfies all of the Severance Conditions. This Exhibit A remains subject in all respect to the terms and conditions of the Agreement to which this Exhibit A is appended. For the avoidance of doubt, the total number of Equity Awards that will actually become vested and forfeited or remain eligible to vest will be calculated based on the actual Separation Date.

Grant Date	Equity Award	Original Grant (#)	Vested / Unexercised as of 8/23/2023 (#)	Unvested as of 8/23/2023 (#)	Amount to be Accelerated and Vested Upon Separation Date (#)	Amount to be Forfeited Upon Separation Date (#)
7/27/2021	MRSUs	3,000,000	N/A	3,000,000	0	3,000,000
2/17/2021	RSUs	140,000	N/A	73,500	0	73,500[1]
8/13/2019	Options	3,500,000	3,428,700	0	0	0

Grant Date	Equity Award	Assumed Treatment
7/27/2021	MRSUs	To remain eligible to vest until Separation Date; all unvested MRSUs forfeited for no consideration upon Separation Date.
2/17/2021	RSUs	To continue vesting until Separation Date; all unvested RSUs forfeited for no consideration upon Separation Date.
8/13/2019	Options	Twelve (12) months to exercise vested Options post-Separation Date

1    Vest in equal 10,500 installments ever calendar quarter beginning on June 1, 2023. For example, if Mr. Spruill serves a 6-month transition period ending February 21, 2024, he will vest in an additional 21,000 RSUs prior to his termination date.
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